Nastech Announces Fourth Quarter and Full Year 2007 Financial Results

Bothell, Wash., March 17, 2008 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the fourth quarter and year ended December 31, 2007.

Revenue for the three months ended December 31, 2007 was $6.4 million, compared to $4.8 million for the quarter ended December 31, 2006. The fourth quarter 2007 period included recognition of approximately $5.5 million in previously deferred revenue related to our Parathyroid Hormone (PTH1-34) nasal spray collaboration with Procter & Gamble Pharmaceuticals, Inc. (“P&G”). Revenue for the year ended December 31, 2007 was $18.1 million, compared to $28.5 million for the year ended December 31, 2006.

In addition to the $5.5 million in previously deferred revenue recognized in the fourth quarter of 2007, the 2007 period included receipt and recognition of a $2.0 million payment from QOL Medical, LLC related to the June 2007 issuance of a patent by the U.S. Patent and Trademark Office for Nascobal® nasal spray, $4.3 million in research and development reimbursements recognized related to our collaboration agreement with P&G, approximately $0.4 million in revenue from our government grant and revenue from our other collaboration and feasibility agreements and Nascobal® product sales. The prior year period included recognition of approximately $3.7 million in previously deferred revenue from Merck & Co., Inc. related to our PYY(3-36) obesity program, a $7.0 million milestone payment and $11.9 million in reimbursement revenue related to our development agreement with P&G, revenue from other agreements, $0.5 million in revenue from our government grants and approximately $0.7 million in Nascobal® product revenue.

Net loss for the three months ended December 31, 2007 was $12.0 million, or $0.47 per share, as compared to a net loss of $10.7 million, or $0.50 per share for the prior year period. The net loss for the year ended December 31, 2007 was $52.4 million or $2.10 per share, as compared to $26.9 million, or $1.27 per share, for the prior year period. The increase in the net loss from the prior year period was due to a combination of lower revenue and higher spending due to increased clinical activities, higher average headcount, and expenses related to research and development projects. The net loss for the prior year period included a cumulative benefit from the accounting change of adopting SFAS123(R) in January 2006 of approximately $0.3 million reflecting the net cumulative impact of estimating future forfeitures in the determination of period expense for restricted stock awards, rather than recording forfeitures when they occur as permitted prior to 2006.

In comparison to the prior year periods, research and development expenses increased by $0.6 million to approximately $12.8 million for the three months ended December 31, 2007, and increased $9.0 million to approximately $52.3 million for the year ended December 31, 2007. In 2007, we initiated Phase 2 clinical trials to evaluate our PYY(3-36) nasal spray in obese patients and our rapid acting insulin nasal spray in patients with type 2 diabetes, a PK and safety study to evaluate our PTH(1-34) nasal spray for the treatment of osteoporosis and a Phase 1 study for our carbetocin nasal spray for patients with autism, causing a related increase in R&D expenses. The prior year period included a $4.1 million charge due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp. in the first quarter 2006.

Selling, general and administrative expenses increased by $2.1 million to approximately $5.8 million for the three months ended December 31, 2007, and increased $6.1 million to approximately $20.3 million for the year ended December 31, 2007, each in comparison to the prior year periods, primarily due to increased legal, consulting and other administrative costs in support of our corporate activities in 2007.

We ended the fourth quarter of 2007 with approximately $41.6 million in cash, cash equivalents and investments compared to $51.0 million at December 31, 2006, including $2.2 million in restricted cash at each date.

In our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008 with the Securities and Exchange Commission, KPMG LLP, our Independent Registered Public Accounting Firm, stated that our consolidated financial statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated results of our operations and our cash flows, in conformity with U.S. generally accepted accounting principles. The KPMG LLP report also noted that we have suffered recurring losses, we have had recurring negative cash flows from operations, and we have an accumulated deficit that raise substantial doubt about our ability to continue as a going concern. As announced previously, we have recently commenced a major restructuring of our business and are implementing plans to address our liquidity needs, including restructuring our operations, reducing our workforce, facilities consolidations, renegotiating existing agreements with vendors and taking other actions to limit our expenditures. The full text of this report and a discussion of our plans to discuss our liquidity needs can be found in our Annual Report on Form 10-K.

Recent Corporate Highlights

•	Filed 83 patent applications directed toward 144 different genes with siRNAs designed and modified using Nastech’s proprietary RNAi technologies.

•	Completed enrollment of 551 patients in a Phase 2 clinical trial for PYY(3-36) Nasal Spray for obesity

•	Established MDRNA, Inc., our wholly-owned subsidiary focused on developing RNA-based technologies and therapeutics, and transferred related intellectual property

•	Announced the promotion of Henry R. Costantino, Ph.D., to Chief Scientific Officer, Delivery, Gordon C. Brandt, M.D., to President and Bruce R. York to Secretary and Chief Financial Officer

•	Entered into a feasibility agreement with an undisclosed company to develop a non-injectable dosage form of Factor IX to control bleeding

•	Received a notice of allowance for a U.S. Patent related to a method for identifying cell-specific targeting peptides

•	Reacquired all rights and data associated with our Parathyroid Hormone (PTH1-34) nasal spray following termination of our development and commercialization agreement with P&G

•	Initiated a corporate restructuring plan to significantly reduce expenses and focus our resources on efforts to partner our Phase 2 clinical programs, continuation of research and development activities focused on MDRNA and our funded partnerships

About Nastech

Nastech is a clinical stage biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products based on our proprietary molecular biology-based drug delivery technologies and our proprietary ribonucleic acid interference technology. Nastech and its collaboration partners are developing products for multiple therapeutic areas including diabetes, obesity, osteoporosis, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech or a subsidiary to obtain additional funding; (ii) the ability of Nastech or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Nastech, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Nastech, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of Nastech, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Nastech Pharmaceutical Company Inc.
Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@nastech.com

Financial Tables Follow

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(Unaudited)
Revenue
License and research fees	$4,598	$6,152	$27,265	$17,349
Government grants	105	126	488	433
Product revenue	113	110	737	355

Total revenue	4,816	6,388	28,490	18,137

Operating expenses:
Cost of product revenue	41	32	355	100
Research and development	12,194	12,842	43,244	52,254
Selling, general and administrative	3,679	5,824	14,208	20,314

Total operating expenses	15,914	18,698	57,807	72,668

Loss from operations	(11,098)	(12,310)	(29,317)	(54,531)
Other income (expense):
Interest income	682	586	2,789	3,308
Interest and other expense	(246)	(291)	(640)	(1,149)

Loss before cumulative effect of change in accounting principle	(10,662)	(12,015)	(27,168)	(52,372)
Cumulative effect of change in accounting principle	—	—	291	—

Net loss	$(10,662)	$(12,015)	$(26,877)	$(52,372)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.50)	$(0.47)	$(1.28)	$(2.10)
Cumulative effect of change in accounting principle	—	—	0.01	—

Net loss per common share — basic and diluted	$(0.50)	$(0.47)	$(1.27)	$(2.10)

Shares used in computing net loss per share - basic and diluted	21,524	25,444	21,218	24,995

	December 31,	December 31,
Selected Balance Sheet Data (In Thousands)	2006	2007
Cash, cash equivalents and investments (includes restricted cash of approximately $2,155)	$50,993	$41,573
Accounts receivable, net	2,798	324
Property and equipment, inventories and other assets	20,041	19,719
Total assets	73,832	61,616
Working capital	42,833	31,111
Accumulated deficit	(142,493)	(194,865)
Stockholders’ equity	43,336	39,220